UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

        Date of Earliest Event Reported: August 22, 2005

Date of Report: August 22, 2005

Ferrellgas Partners, L.P.

Ferrellgas Partners Finance Corp.

Ferrellgas, L.P.

Ferrellgas Finance Corp.

        (Exact name of registrants as specified in their charters)

Delaware Delaware Delaware Delaware	001-11331 333-06693 000-50182 000-50183	43-1698480 43-1742520 43-1698481 14-1866671
(States or other jurisdictions of incorporation or organization)	Commission file numbers	(I.R.S. Employer Identification Nos.)

7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210

        (Address of principal executive offices) (Zip Code)

        Registrants’ telephone number, including area code: (913) 661-1500

Item 7.01  Regulation FD Disclosure.

We are providing the following financial information and estimates in response to recent questions received from the investment community regarding the impact to our financial statements as a result of transactions that we completed during our fourth fiscal quarter ended July 31, 2005, and the rollout of our technology initiative. We are providing the following information and estimates in advance of our earnings release for the period ended July 31, 2005, which we expect to release in October 2005, and the filing of our Annual Report on Form 10-K for our fiscal year ended July 31, 2005.

•

On June 15, 2005, we announced the closing of an underwritten public offering of 1,950,000 common units. On June 27, 2005, the underwriter exercised its over-allotment option to purchase an additional 177,000 common units, which common units were subsequently issued on June 30, 2005. We received approximately $43 million from the sale of these common units, after deducting underwriting discounts and commissions and offering expenses and including the related capital contribution paid to us by our general partner. The net proceeds were used to reduce borrowings outstanding under the bank credit facility of Ferrellgas, L.P., our operating partnership.

•

On June 30, 2005, Ferrellgas Partners, L.P. converted its 1,994,146 then-outstanding senior units and related approximately $1 million of accumulated and unpaid distributions, into 3,892,849 common units of Ferrellgas Partners. The number of common units issued was based upon a conversion price of $20.83, which was the market price of the common units as determined pursuant to the existing terms in the Agreement of Limited Partnership of Ferrellgas Partners,

•

On July 29, 2005, we announced the closing of the sale of certain non-strategic storage and terminal assets of our operating partnership to Enterprise Products Partners L.P. These assets were sold for $144 million in cash, plus a post-closing payment for, among other things, accounts receivable and inventories. Also on July 29, 2005, our operating partnership used the proceeds from this sale to retire a series of fixed rate senior notes totaling $109 million, plus accrued interest, originally due on August 1, 2005. The remainder of the sale proceeds were used to reduce borrowings outstanding under our operating partnership’s bank credit facility.

•

As a result of these transactions completed during the fourth fiscal quarter of 2005 and the associated reduction of fixed rate debt and credit facility borrowings, we estimate that our interest expense in our fiscal year 2006 will be reduced by approximately $10 million compared to the interest expense we incurred during our fiscal year 2005.

•

We anticipate recording a gain of approximately $97 million in our fourth fiscal quarter ended July 31, 2005 related to the sale of operations that we have classified as discontinued operations for financial statement purposes. We will report results from these operations in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” in our consolidated statements of earnings to be filed with our Annual Report on Form 10-K for our fiscal year ended July 31, 2005. We estimate the results of operations from these discontinued operations to be as follows:

Dollars in thousands	As of July 31,
	2005	2004
Total revenue	$89,339	$74,056
Cost of product sold	77,407	62,409
Gross profit	11,932	11,647
Operating expense	2,461	2,362
Depreciation and amortization expense	1,189	1,004
Other operating (income) expense	(14)	57
Operating income	8,296	8,224
Minority interest	1,064	83
Gain on sale of discontinued operations	97,001	-
Earnings from discontinued operations	$104,233	$8,141

•

During our fiscal quarter ended July 31, 2005, we incurred approximately $5 million of costs, primarily related to increased costs for leased equipment, data management and processing, telecommunication costs, training and other costs related to our new technology initiative. We incurred approximately $13 million of these similar expenses in our fiscal year 2004 and approximately $13 million of these expenses during our fiscal year 2005. We expect that, with the full deployment of our technology initiative, these increased expenses will be offset by reductions in costs from efficiencies where the new platform is utilized.

•

We completed the deployment of our new technology initiative to our retail distribution outlets in August 2005. We anticipate that our new technology initiative will improve the routing and scheduling of our customer deliveries, customer administration and operational workflow related to our retail sale and delivery of bulk propane. We expect to achieve significant cost savings and other benefits from the new technology platform, which we estimate will contribute more than $30 million to our financial performance in our fiscal year 2006.

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We anticipate that our operating loss from continuing operations for our fiscal quarter ended July 31, 2005 will be similar to that reported for our same fiscal quarter last year. We also anticipate that our loss on sale of assets (excluding the gain on the sale of the discontinued operations) for our fiscal quarter ended July 31, 2005 will increase by approximately $1 million compared to our same fiscal quarter last year. Additionally, we anticipate that our depreciation and amortization expense and non-cash employee stock ownership compensation charge will each increase by approximately $2 million compared to our same fiscal quarter last year.

•

Despite recent significant increases in the wholesale cost of propane, we believe that our liquidity available from both our operating partnership’s bank credit facility and our accounts receivable securitization facility will be sufficient to meet our peak winter working capital needs during our fiscal year 2006. As of July 31, 2005, we had $20 million of borrowings and $53 million of letters of credit outstanding under our operating partnership’s $330 million bank credit facility, leaving $257 million available under this credit facility. Additionally, in June 2005 we renewed our accounts receivable securitization facility, which allows us to sell up to $160 million of accounts receivable, depending upon the time of the year and availability of undivided interests in our accounts receivable. As of July 31, 2005, we utilized $66 million of the availability under our accounts receivable securitization facility. As our accounts receivable increase during our peak winter season, we expect to have additional availability under this facility to use for our peak working capital needs.

The financial information and estimates provided above for our fiscal quarter ended July 31, 2005 have not been audited by our independent registered public accounting firm. Such information remains subject to our final review and that audit, and therefore is subject to change. In addition, all statements made above concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance or expectations. These risks, uncertainties and other factors are discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2004, the Quarterly Report on Form 10-Q of these entities for the fiscal quarter ended April 30, 2005, and other documents filed from time to time by those entities with the Securities and Exchange Commission.

Item 8.01 Other Events.

On August 22, 2005, the board of directors of Ferrellgas, Inc., the general partner of Ferrellgas Partners and Ferrellgas, L.P., declared a fourth quarter cash distribution of $0.50 per partnership common unit of Ferrellgas Partners. The distribution is payable September 14, 2005, to common unit holders of record as of September 1, 2005. The distribution covers the period from May 1, 2005 to July 31, 2005, the end of the partnership’s fourth quarter of our fiscal year 2005. Ferrellgas’ annualized distribution is currently $2.00 per common unit.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FERRELLGAS PARTNERS, L.P.
By Ferrellgas, Inc. (General Partner)
Date: August 22, 2005	By /s/ Kevin T. Kelly
Kevin T. Kelly Senior Vice President and Chief Financial Officer
FERRELLGAS PARTNERS FINANCE CORP.
Date: August 22, 2005	By /s/ Kevin T. Kelly
Kevin T. Kelly Senior Vice President and Chief Financial Officer
FERRELLGAS, L.P.
By Ferrellgas, Inc. (General Partner)
Date: August 22, 2005	By /s/ Kevin T. Kelly
Kevin T. Kelly Senior Vice President and Chief Financial Officer
FERRELLGAS FINANCE CORP.
Date: August 22, 2005	/s/ Kevin T. Kelly
Kevin T. Kelly Senior Vice President and Chief Financial Officer